Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated February 17, 2014, on the December 31, 2013 financial statements and financial highlights of Principal Variable Contracts Funds, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 90 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 02-35570).

/s/ Ernst & Young LLP

Chicago, Illinois
April 25, 2014